Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diebold, Incorporated:

We consent to the incorporation by reference in the registration statement (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187, 333-60578, 333-162036, 333-162037, 333-162049, 333-190626, 333-193713, and 333‑199738) on Form S-8 of Diebold, Incorporated and subsidiaries of our report dated February 29, 2016, except as to Note 23, which is as of September 23, 2016, with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, which report appears in the current report on Form 8-K of Diebold, Incorporated dated September 23, 2016.

/s/  KPMG LLP

Cleveland, Ohio
September 23, 2016